Exhibit 10.14

EXECUTION VERSION

Dated	2021

SMARTKEM LIMITED

and

FCRF 2 LIMITED

FACILITY AGREEMENT

EXECUTION VERSION

CONTENTS

____________________________________________________________

CLAUSE

1.	Definitions and Interpretation	2

2.	The Facility	7

3.	Drawing	7

4.	Interest	7

5.	Costs	8

6.	Payments	8

7.	Representations and warranties	10

8.	Covenants	13

9.	Information	14

10.	Events of Default	15

11.	Set-off	17

12.	Amendments, Waivers and Consents and Remedies	17

13.	Severance	18

14.	Assignment and transfer	18

15.	Counterparts	19

16.	Third party rights	19

17.	Notices	19

18.	Governing law and jurisdiction	20

This agreement is dated ____________

Parties

(1)	SMARTKEM LIMITED incorporated and registered in England and Wales with company number 06652152 whose registered office is at Optic Technium Ffordd William Morgan, St. Asaph Business Park, St. Asaph, Clwyd, LL17 0JD (Borrower)

(2)	FCRF 2 LIMITED incorporated and registered in England and Wales with company number 12338867 whose registered office is at 26-28 Hammersmith Grove, Hammersmith, London W6 7BA (Lender)

BACKGROUND

(A)	The Lender has agreed to provide the Borrower with a secured term loan facility of £539,204.

(B)	The Borrower expects to receive a payment or payments of not less than £718,939 from HM Revenue and Customs (HMRC) in connection with one or more R&D tax credit applications (Tax Credit).

Agreed terms

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply in this agreement.

Availability Period: the period from and including the date of this agreement to and including 27 January 2021.

Borrowed Money: any Indebtedness of the Borrower for or in respect of:

a)            borrowing or raising money (with or without security), including any premium and any capitalised interest on that money;

b)            any bond, note, loan stock, debenture, commercial paper or similar instrument;

c)        any acceptances under any acceptance credit facility (or dematerialised equivalent) or any note purchase or documentary credit facilities;

d)        monies raised by selling, assigning or discounting receivables or other financial assets on terms that recourse may be had to the Borrower if those receivables or financial assets are not paid when due;

e)            any deferred payment for assets or services acquired, other than trade credit that is given in the ordinary course of trading and which does not involve any deferred payment of any amount for more than 60 days;

f)            any rental or hire charges under finance leases (whether for land, machinery, equipment or otherwise);

g)           any counter-indemnity obligation in respect of any guarantee, bond, indemnity, standby letter of credit or other instrument issued by a third party in connection with the Borrower's performance of contracts;

h)       any other transaction that has the commercial effect of borrowing (including any forward sale or purchase agreement and any liabilities which are not shown as borrowed money on the Borrower's balance sheet because they are contingent, conditional or otherwise);

i)            any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and when calculating the value of any derivative transaction, only the mark to market value shall be taken into account); and

j)            any guarantee, counter-indemnity or other assurances against financial loss that the Borrower has given for any of the items referred to in paragraphs (a) to (i) of this definition incurred by any person.

When calculating Borrowed Money, no liability shall be taken into account more than once.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Change of Control: a situation where:

a)            any person, or group of connected persons not having control (as defined in sections 450 and 451 of the Corporation Tax Act 2010) of the Borrower on the date of this agreement acquires control of the Borrower; or

b)            any shareholder of the Borrower who owns more than 30% of the issued ordinary share capital of the Borrower on the date of this agreement transfers (whether by a single transfer or a series of transfers at different times) shares constituting, in aggregate, 30% or more in nominal value of the Borrower's issued ordinary share capital without the Lender's prior written consent.

Drawdown Notice: the notice given by the Borrower to the Lender in accordance with clause 3.1

Event of Default: any event or circumstance listed in clause 10.1 to clause 10.18

Facility: the term loan facility made available under this agreement.

Facility Amount: £539,204.

Final Repayment Date: the 6 month anniversary of this Agreement or, where such date is not a Business Day, the immediately following Business Day.

Finance Document: this agreement, the Security Document, the undertakings given to the Lender by the directors of the Company on or around the date of this agreement, the Drawdown Notice and any other document designated as such by the Lender and the Borrower.

Indebtedness: any obligation to pay or repay money, present or future, whether actual or contingent, sole or joint and any guarantee or indemnity of any of those obligations.

Loan: the principal amount of the loan made or to be made by the Lender to the Borrower under this agreement or (as the context requires) the principal amount outstanding for the time being of that loan.

Potential Event of Default: any event or circumstance specified in clause 10.1 to clause 10.18 that would, on the giving of notice, expiry of any grace period or making of any determination under the Finance Documents, or satisfaction of any other condition (or any combination thereof), become an Event of Default.

Security: any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Document: the debenture in the agreed form, executed or to be executed by the Borrower.

Sterling and £: the lawful currency of the UK.

1.2	Interpretation

In this agreement:

(a)	clause, Schedule and paragraph headings shall not affect the interpretation of this agreement;

(b)	a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality);

(c)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(d)	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(e)	a reference to a party shall include that party's successors, permitted assigns and permitted transferees and this agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective successors, permitted assigns and permitted transferees;

(f)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

(g)	a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;

(h)	a reference to a time of day is to London time;

(i)	a reference to writing or written includes fax and email;

(j)	an obligation on a party not to do something includes an obligation not to allow that thing to be done;

(k)	a reference to a Finance Document (or any provision of it) or to any other agreement or document referred to in any Finance Document is a reference to the Finance Document, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this agreement) from time to time;

(l)	unless the context otherwise requires, a reference to a clause or Schedule is to a clause of, or Schedule to, this agreement and a reference to a paragraph is to a paragraph of the relevant Schedule;

(m)	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(n)	a reference to a document in agreed form is to that document in the form agreed by the Lender and the Borrower and initialled by or on their behalf for identification;

(o)	a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);

(p)	a reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description;

(q)	a reference to an authorisation includes an approval, authorisation, consent, exemption, filing, licence, notarisation, registration and resolution;

(r)	a reference to a certified copy of a document means a copy certified to be a true, complete and up-to-date copy of the original document, in writing and signed by a director or the secretary of the party delivering the document;

(s)	a reference to continuing in relation to an Event of Default means an Event of Default that has not been waived;

(t)	a reference to determines or determined means, unless the contrary is indicated, a determination made at the discretion of the person making it;

(u)	a reference to a disposal of any asset, undertaking or business includes a sale, lease, licence, transfer, loan or other disposal by a person of that asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions); and

(v)	a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

2.	The Facility

The Lender grants to the Borrower a secured Sterling term loan facility of a total principal amount not exceeding the Facility Amount on the terms, and subject to the conditions, of this agreement.

3.	Drawing

3.1	The Borrower may utilise the Facility in a single amount on any Business Day during the Availability Period by providing the Lender with a Drawdown Notice. To do this, the Borrower shall give the Lender at least one Business Day's prior notice of the date on which the Borrower wants to draw down the Loan specifying the amount of the proposed Loan, the Business Day on which it is to be made and the bank account to which payment is to be made. The amount of the Loan shall not exceed the Facility Amount.

3.2	Any notice given under clause 3.1 will be irrevocable.

3.3	Any amount of the Facility not drawn down during the Availability Period will automatically be cancelled at the end of the Availability Period.

3.4	Upon drawing down the Loan, the Borrower shall pay to the Lender an arrangement fee equal to 5% of the Facility Amount, and the Lender shall be permitted to withhold such arrangement fee from the amount remitted to the Borrower upon drawdown.

4.	Interest

4.1	Subject to clause 4.3, the Borrower shall pay interest on the Loan at the rate of 1.25% per month.

4.2	Interest shall accrue daily and shall compound monthly on the monthly anniversary of the date of draw down of the Loan, and shall be payable in accordance with clause 5.

4.3	Notwithstanding clause 4.1, if there has been an Event of Default or the Borrower fails to make any payment due to HMRC or to the Lender under this agreement on the due date for payment, interest on the unpaid amount shall accrue daily and compound monthly, from the date of the Event of Default or non-payment to the date of actual payment of sums owed by the Borrower to the Lender (both before and after judgment), at 4% per month. Interest accrued under this clause 4.3 shall be immediately payable by the Borrower on demand by the Lender.

4.4	Subject to clause 4.5, the Borrower may repay all or part of the Loan and any accrued Interest at any time before the Final Repayment Date, subject to any such payment being made first in payment of any interest due under this agreement and secondly in repayment of the Loan.

4.5	If the Borrower repays any part of the Loan before the expiry of 2 months from the date of drawdown of the Loan then the Borrower shall pay an early repayment fee equal to 2 months’ compounded interest at the applicable rate (being the rate set out in clause 4.1 or clause 4.3 as appropriate), less any interest already paid.

4.6	Upon receipt of all or part of the Tax Credit, the Borrower shall apply the amount of the full or partial Tax Credit firstly in payment of any interest due under this agreement and secondly in repayment of the Loan.

4.7	If not otherwise repaid in full earlier, the Loan and any interest thereon shall be repaid in full by the Borrower to the Lender on the Final Repayment Date.

5.	Costs

5.1	The Borrower shall pay, on demand, all costs and expenses (together with any value added tax on them) that the Lender incurs in connection with the negotiation and preparation, execution, amendment, extension, alteration, preservation and enforcement of the Loan and/or the Finance Documents.

5.2	The Borrower shall pay any stamp, documentary and other similar duties and taxes to which the Finance Documents may be subject, or give rise and shall indemnify the Lender against any losses or liabilities that it may incur as a result of any delay or omission by the Borrower in paying any such duties or taxes.

6.	Payments

6.1	All payments made by the Borrower under the Finance Documents shall be in Sterling and in immediately available cleared funds to the Lender to its account at Adam & Co, account number [**]; sort code [**] or such other account as may be notified in writing by the Lender to the Borrower.

6.2	Notwithstanding Clause 6.1, the Borrower shall irrevocably instruct HMRC to pay the Tax Credit to the Lender's account at Adam & Co, account number 04583101; sort code 83-91-35 and the Lender shall apply such amounts in accordance with the terms of the Finance Documents. If, for any reason, the Borrower receives the Tax Credit to its own account, it shall hold it on trust for the Lender (which trust is hereby declared) and promptly transfer the Tax Credit to the Lender's aforementioned bank account.

6.3	Once the Lender has received all amounts due to it under the Finance Documents, it will instruct its bankers to transfer any remaining amount of the Tax Credit to the Borrower, to the account notified to the Lender for that purpose by the Borrower.

6.4	The Lender will not be responsible to the Borrower or to any other person for the credit failure or other acts or omissions of any banking institution with which the Lender deposits money or which is involved in the transfer of money, or for the failure of or any disruption to any payment or communications systems required for any money transfer.

6.5	If any payment becomes due on a day that is not a Business Day, the due date of such payment will be extended to the next succeeding Business Day, or, if that Business Day falls in the following calendar month, such due date shall be the immediately preceding Business Day.

6.6	All payments made by the Borrower under the Finance Documents shall be made in full, without set-off, counterclaim or condition, and free and clear of, and without any deduction or withholding, provided that, if the Borrower is required by law or regulation to make such deduction or withholding, it shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation or other authorities, as appropriate, the full amount of the deduction or withholding;

(c)	furnish to the Lender, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities concerned on payment to them of amounts so deducted or withheld; or

(ii)	if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)	pay to the Lender such additional amount as is necessary to ensure that the net full amount received by the Lender after the required deduction or withholding is equal to the amount that the Lender would have received had no such deduction or withholding been made.

7.	Representations and warranties

The Borrower represents and warrants to the Lender on the date of this agreement:

7.1	It:

(a)	is a duly incorporated limited liability company validly existing under the laws of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

(c)	It has the power to enter into, deliver and perform, and has taken all necessary action to authorise its entry into, delivery and performance of, the Finance Documents and the transactions contemplated by them.

(d)	No limit on its powers will be exceeded as a result of the borrowing or grant of security contemplated by the Finance Documents.

7.2	The entry into and performance by it of, and the transactions contemplated by, the Finance Documents, do not and will not contravene or conflict with:

(a)	its constitutional documents;

(b)	any agreement or instrument binding on it or its assets or constitute a default or termination event (however described) under any such agreement or instrument; or

(c)	any law or regulation or judicial or official order, applicable to it.

7.3	It has obtained all required authorisations to enable it to enter into, exercise its rights and comply with its obligations in the Finance Documents and to make them admissible in evidence in its jurisdiction of incorporation. All such authorisations are in full force and effect.

7.4	Its obligations under the Finance Documents are legal, valid, binding and enforceable in accordance with their terms.

7.5	It is not necessary to file, record or enrol any Finance Document (other than the registration of the Security Document under the Companies Act 2006 with any court or other authority or pay any stamp, registration or similar taxes relating to any Finance Document or the transactions contemplated by any Finance Document.

7.6	No Event of Default or Potential Event of Default has occurred or is continuing, or is reasonably likely to result from making the Loan or the entry into, the performance of, or any transaction contemplated by the Finance Documents.

7.7	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination thereof, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on the Borrower or to which any of its assets is subject which has or is likely to have a material adverse effect on its business, assets or condition or ability to perform its obligations under the Finance Documents.

7.8	No litigation, arbitration or administrative proceedings are taking place, pending or, to the Borrower's knowledge, threatened against it, any of its directors or any of its assets, which might reasonably be expected to have a material adverse effect on its business, assets or condition, or its ability to perform its obligations under the Finance Documents.

7.9	Its audited financial statements have been prepared in accordance with consistently applied accounting principles, standards and practices generally accepted in the UK and give a true and fair view of its financial condition and operations during the relevant accounting period and were approved by the Borrower's directors in compliance with section 393 of the Companies Act 2006. There has been no material adverse change in its business or financial condition since the Borrower’s most recent financial statement.

7.10	It does not owe money to HMRC (including but not limited to payments for PAYE, VAT or otherwise) and does not foresee any circumstances where it will, prior to the payment of the Tax Credit, be unable to pay moneys owing to HMRC as they fall due.

7.11	It has taken all reasonable steps to ensure that the Tax Credit application has been correctly prepared and that the amounts claimed fall within the applicable rules and regulatory framework for the period claimed and in any event are reasonable and proportionate.

7.12	The information, in written or electronic format, supplied by, or on its behalf, to the Lender in connection with the Facility and the Finance Documents was, at the time it was supplied or at the date it was stated to be given (as the case may be):

(a)	if it was factual information, complete, true and accurate in all material respects;

(b)	if it was a financial projection or forecast, prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair and made on reasonable grounds; and

(c)	if it was an opinion or intention, made after careful consideration and was fair and made on reasonable grounds; and

(d)	not misleading in any material respect, nor rendered misleading by a failure to disclose other information,

except to the extent that it was amended, superseded or updated by more recent information supplied by, or on behalf of, the Borrower to the Lender.

7.13	The Security Document creates (or once entered into, will create):

(a)	valid, legally binding and enforceable Security for the obligations expressed to be secured by it; and

(b)	subject to registration under section 859A of the Companies Act 2006 and, in the case of real property registration at HM Land Registry, perfected Security over the assets expressed to be subject to security in it, in favour of the Lender, having the priority and ranking expressed to be created in the Security Document and ranking ahead of all (if any) Security and rights of third parties except those preferred by law.

7.14	Each of the representations and warranties in this clause 10 is deemed to be repeated by the Borrower on:

(a)	the date of the request to draw down the Loan;

(b)	the date that the Loan is actually drawn down; and

(c)	each date immediately succeeding the date on which interest is paid under this agreement in accordance with clause 4.2,

by reference to the facts and circumstances existing on each such date.

8.	Covenants

The Borrower covenants with the Lender that, as from the date of this agreement until all its liabilities under the Finance Documents have been discharged:

8.1	It will promptly, after becoming aware of them, notify the Lender of any litigation, arbitration or administrative proceedings or claim of the kind described in clause 7.8.

8.2	It will notify the Lender of any Potential Event of Default or Event of Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence.

8.3	If the Lender is obliged for any reason to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower will, promptly on the request of the Lender, supply (or procure the supply of) such documentation and other evidence as is reasonably requested in order for the Lender to be able to carry out, and be satisfied that it has complied with, all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

8.4	It will not:

(a)	create, or permit to subsist, any Security on or over any of its assets other than Security created pursuant to the Security Document;

(b)	sell, transfer or otherwise dispose of any of its assets on terms whereby such assets are or may be leased to or re-acquired or acquired by it; or

(c)	sell, transfer or otherwise dispose of any of its receivables on recourse terms; or

(d)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(e)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Borrowed Money or of financing the acquisition of an asset.

8.5	It will not incur or permit to subsist, any obligation for Borrowed Money.

8.6	It will not pay the principal or interest on any loans to its directors, people connected with them, or entities in which they have an interest.

8.7	It shall not sell, assign, lease, transfer or otherwise dispose of in any manner (or purport to do so) all or any part of, or any interest in, its assets other than:

(a)	trading stock in the ordinary course of business;

(b)	assets exchanged for other assets comparable or superior as to type, value and quality; and

(c)	assets whose market value is worth less than £5,000 (or its equivalent in another currency or currencies) in any financial year.

9.	Information

9.1	The Borrower undertakes to provide the Lender with the following information at the following times:

Information	Time
A copy of each tax return submitted to HMRC until the Borrower has satisfied its obligations under this agreement in full	As soon as they are available
Monthly management accounts in a form reasonably acceptable to the Lender	As soon as they are available and in any event not more than the 10th day of the month after the month to which they relate
Any communication received from or sent to HMRC	As soon as reasonably practical for received documents and prior to sending in the case of outgoing communications
Annual accounts	As soon as they are available
An up-to-date copy of the company’s bank statements	On the 1st and 15th day of the month (or where such day is on a weekend or bank holiday, the immediate following working day)

10.	Events of Default

Each of the events or circumstances set out in this clause 10 (other than clause 10.19) is an Event of Default.

10.1	The Borrower fails to pay any sum payable by it under any Finance Document, unless its failure to pay is caused solely by an administrative error or technical problem and payment is made within three Business Days of its due date.

10.2	The Borrower fails (other than by failing to pay), to comply with any provision of any Finance Documents.

10.3	Any representation, warranty or statement made, repeated or deemed made by the Borrower in, or pursuant to, any Finance Document is (or proves to have been) incomplete, untrue, incorrect or misleading when made, repeated or deemed made.

10.4	The Borrower stops or suspends payment of any of its debts, or is unable to, or fails to, or admits its inability to, pay its debts as they fall due.

10.5	There is a breach of any of the undertakings given by the directors of the Borrower in the Directors’ Undertakings given on the date of this agreement.

10.6	The value of the Borrower's assets is less than its liabilities (taking into account contingent and prospective liabilities).

10.7	A moratorium is declared in respect of any Indebtedness of the Borrower.

10.8	Any action, proceedings, procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any Indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower; or

(b)	the composition, compromise, assignment or arrangement with any creditor; or

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)	the enforcement of any Security over any assets of the Borrower.

10.9	The Borrower commences negotiations, or enters into any composition, compromise, assignment or arrangement, with one or more of its creditors with a view to rescheduling any of its Indebtedness (because of actual or anticipated financial difficulties).

10.10	Any event occurs in relation to the Borrower similar to those in clause 10.6 to clause 10.9 (inclusive) under the laws of any applicable jurisdiction.

10.11	A distress, attachment, execution, expropriation, sequestration or another analogous legal process is levied, enforced or sued out on, or against, the Borrower's assets.

10.12	Any provision of any Finance Document is or becomes, for any reason, invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect.

10.13	The Borrower repudiates or evidences an intention to repudiate any Finance Document.

10.14	The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business.

10.15	Any event occurs (or circumstances exist) which, in the opinion of the Lender, has or is likely to materially and adversely affect the Borrower's ability to perform all or any of its obligations under, or otherwise comply with the terms of, any Finance Document.

10.16	The Borrower receives notice from HMRC that it is levying, or threatening to levy, a penalty against the Borrower in connection with the Tax Credit, any previous R&D tax credit claims made by the Borrower or for any other reason.

10.17	There is a Change of Control of the Borrower.

10.18	The Borrower fails to provide the information it is required to provide pursuant to clause 9 in accordance with the timeframes set out therein.

10.19	At any time after an Event of Default has occurred which is continuing, the Lender may, by notice to the Borrower:

(a)	cancel all outstanding obligations of the Lender under this agreement whereupon they shall immediately be cancelled; and/or

(b)	declare that the Loan (and all accrued interest and all other amounts outstanding under the Finance Documents) is immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that the Loan be payable on demand, whereupon it shall become immediately payable on demand by the Lender; and/or

(d)	declare the Security Document to be enforceable.

10.20	Where there is a Potential Event of Default or Event of Default pursuant to clause 10.17, the date of the Event of Default shall for the purposes of this agreement be the date falling 10 Business Days after the Change of Control becomes effective, and the provisions of clauses 4.3 and 10.19 shall be amended accordingly such that they shall only be effective from such date.

11.	Set-off

11.1	The Lender may at any time set off any liability of the Borrower to the Lender against any liability of the Lender to the Borrower, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under any Finance Document. Any exercise by the Lender of its rights under this clause 11.1 shall not limit or affect any other rights or remedies available to it under the Finance Documents or otherwise.

12.	Amendments, Waivers and Consents and Remedies

12.1	No amendment of any Finance Document shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).

12.2	A waiver of any right or remedy under any Finance Document or by law, or any consent given under any Finance Document, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

12.3	A failure or delay by a party to exercise any right or remedy provided under any Finance Document or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm any Finance Document. No single or partial exercise of any right or remedy provided under any Finance Document or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm any Finance Document by the Lender shall be effective unless it is in writing.

12.4	The rights and remedies provided under the Finance Documents are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

13.	Severance

If any provision (or part of a provision) of any Finance Document is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of the relevant Finance Documents.

14.	Assignment and transfer

14.1	The Lender may assign any of its rights under the Finance Documents or transfer all its rights or obligations by novation.

14.2	The Borrower may not assign any of its rights or transfer any of its rights or obligations under any Finance Document.

15.	Counterparts

15.1	Each Finance Document may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

15.2	Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by fax or email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

15.3	No counterpart shall be effective until each party has executed at least one counterpart.

16.	Third party rights

16.1	A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

16.2	The rights of the parties to rescind or agree any amendment or waiver under this agreement are not subject to the consent of any other person.

17.	Notices

17.1	Any notice or other communication given to a party under or in connection with, any Finance Document shall be:

(a)	in writing;

(b)	delivered by hand, by pre-paid first-class post or other next working day delivery service or sent by e-mail; and

(c)	sent to a party's registered offices or such other address (including an e-mail address) as it may notify to the other party from time to time.

17.2	Any notice or other communication that the Lender gives to the Borrower under or in connection with, any Finance Document shall be deemed to have been received:

(a)	if delivered by hand, at the time it is left at the relevant address;

(b)	if posted by pre-paid first-class post or other next working day delivery service, on the second Business Day after posting; and

(c)	if sent by e-mail, at the time the e-mail is sent, or, if sent after 5.30pm or on a day that is not a Business Day, at 9.30am on the next following Business Day.

17.3	A notice or other communication given as described in clause 17.2(a) on a day that is not a Business Day, or after normal business hours, in the place it is received, shall be deemed to have been received on the next Business Day.

17.4	Any notice or other communication given to the Lender shall be deemed to have been received only on actual receipt.

18.	Governing law and jurisdiction

18.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

18.2	Each party irrevocably agrees that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) that arises out of, or in connection with this agreement or its subject matter or formation. Nothing in this clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

18.3	The Borrower irrevocably consents to any process in any legal action or proceedings under clause 18.2 being served on it in accordance with the provisions of this agreement relating to service of notices. Nothing contained in this agreement shall affect the right to serve process in any other manner permitted by law.

This agreement has been entered into on the date stated at the beginning of it.

Signed by ________________________ for and on behalf of SMARTKEM LIMITED	/s/ Robert Bahns
Director

Signed by _______________________ for and on behalf of FCRF 2 LIMITED	/s/ Edmund Salvesen
Director